AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of June 15, 2023, is made between Turtle Beach Corporation, a Nevada corporation (the “Company”), and Issuer Direct Corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of March 28, 2023 (the “Rights Agreement”) (capitalized terms that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth in this Amendment; and

WHEREAS, pursuant to Section 28 of the Rights Agreement, the Company may, by action of the Board, and the Rights Agent shall, if the Company so directs, change, amend, or supplement any provisions of the Rights Agreement in any manner that the Company may deem necessary or desirable without the approval of any holders of Rights;

NOW, THEREFORE, in consideration of the background, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Rights Agreement.

(a) Section 7(a) of the Rights Agreement is amended by removing the reference to “March 28, 2024” and replacing it with “June 15, 2023”.

(b) The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all necessary conforming changes.

2. Direction.  By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

3. Effect of this Amendment.  The parties hereto intend that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 28 thereof. This Amendment shall be deemed effective as of the date hereof. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.

4. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

5. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

6. Severability.  If any term or provision of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of June 15, 2023.

TURTLE BEACH CORPORATION.

By: /s/ JOHN HANSON
Name: John T. Hanson
Title: Chief Financial Officer, Treasurer and Secretary

ISSUER DIRECT CORPORATION, as Rights Agent

By: /s/ JULIE FELIX
Name: Julie Felix
Title: Sr. Platform Specialist

[Signature Page to Amendment to Rights Agreement]